MDU RESOURCES GROUP, INC. DIRECTOR COMPENSATION POLICY

Each director of MDU Resources Group, Inc. (the “Company”) who is not a full-time employee of the Company (a “Director”) shall receive compensation made up of annual cash retainers and shares of the Company’s common stock (“Common Stock”), as set forth in this policy.

Director Compensation

Annual Cash Retainers
Base Retainer	$110,000*
Additional Retainers:
Non-Executive Chair of the Board	$100,000*
Chair of Audit Committee	20,000*
Chair of Compensation Committee	15,000*
Chair of Environmental and Sustainability Committee	15,000*
Chair of Nominating and Governance Committee	15,000*
*Effective subject the successful spinoff of Everus Construction Group.

Such cash retainers shall be paid in monthly installments.

In the event that the Non-Executive Chair of the Board concurrently serves as a Committee Chair, the Non-Executive Chair of the Board will not receive any additional cash retainer for serving as the Committee Chair.

The MDU Resources Group, Inc. Deferred Compensation Plan for Directors (as amended and restated effective May 15, 2008) (the “Plan”) permits a Director to defer all or any portion of the annual cash retainers. The amount deferred is recorded in each participant's deferred compensation account and credited with income in the manner prescribed in the Plan. For further details, reference is made to the Plan, a copy of which is attached.

Common Stock

Each person, other than the Non-Executive Chair of the Board, who is a Director of the Company at any time during the calendar year shall receive a $150,000 stock payment, and any person who is the Non-Executive Chair of the Board shall receive a $175,000 stock payment, on or about the Wednesday following the Board of Directors’ regularly-scheduled November meeting, pursuant to the Non-Employee Director Long-Term Incentive Compensation Plan. The stock payment shall be made under the Non-Employee Director Long-Term Incentive Compensation Plan. The stock payment shall be made by providing the Director or Non-Executive Chair with the number of whole shares of Common Stock determined (i) if the shares are original issue or treasury stock, by dividing the amount of the applicable stock payment by the closing price of the Common Stock on the New York Stock Exchange on the grant date and (ii) if the shares are purchased on the open market, by dividing the amount of the applicable stock payment by the weighted average price paid to purchase shares for the Director or Non-Executive Chair for that stock payment, excluding any related brokerage commissions or other service fees. Any fractional shares shall be paid in cash. The stock payment shall be prorated for any Director or Non-Executive Chair who does not serve the entire

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calendar year by multiplying the applicable stock payment by a fraction, the numerator of which is the number of actual or expected months (with a partial month counted as a full month) of service on the Board during the calendar year and the denominator of which is twelve.

By written election a Director may reduce his or her annual cash retainers and have that amount applied to the purchase of additional shares of Common Stock under the Non-Employee Director Long- Term Incentive Compensation Plan. The annual election shall specify the percentage of the annual cash retainers to be applied toward the purchase of additional shares and must be received by the Company by the last business day of the year prior to the year in which the election is to be effective. No election may be changed or revoked for the current year but may be changed for a subsequent year. The additional stock payments will be made on the last business day of March, June, September, and December. The stock payment shall be made by providing the Director with the number of whole shares of Common Stock determined (i) if the shares are original issue or treasury stock, by dividing the amount of the applicable stock payment by the closing price of the Common Stock on the New York Stock Exchange on the grant date or (ii) if the shares are purchased on the open market, by dividing the amount of the applicable stock payment by the weighted average price paid to purchase shares for the Director for that stock payment, excluding any related brokerage commissions or other service fees. No fractional shares shall be purchased and cash in lieu of any fractional shares shall be paid to the Director.

Travel Expense Reimbursement

All Directors will be reimbursed for reasonable travel expenses incurred while serving as a Director, including spouse’s expenses, in connection with attendance at meetings of the Company’s Board of Directors and its committees. If the travel expense is related to the reimbursement of airfare, such reimbursement will not exceed full-coach rate. Spousal travel expenses paid by the Company are treated as taxable income to the Director. See the paragraph below entitled "Code Section 409A" for further rules relating to travel expense reimbursements.

Directors' Liability

Article Seven of the Company's Amended and Restated Certificate of Incorporation provides that no Director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section-174 of the Delaware General Corporation Law (relating to unlawful declaration of dividends and unlawful purchase of the Company's stock), or (iv) for any transaction from which the Director derived an improper personal benefit.

Section 7.07 of the Company’s Bylaws requires the Company to indemnify a Director, to the fullest extent permitted by applicable law, against expenses, attorneys fees, judgments, fines and amounts paid in settlement of any suit, action or proceeding, whether civil or criminal, arising from the fact that the Director was a Director of the Company.

Additional protection is provided through individual indemnification agreements with each Director.

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The Company has and does maintain Directors' and Officers' liability insurance coverage with a $130 million limit.

Insurance Coverages

The Company maintains the following insurance for protection of its Directors as they carry out the business of the Company, which shall be provided while serving as a Director: (i) general liability and automobile liability insurance, (ii) fiduciary and crime insurance, (iii) aircraft liability insurance, and
(iv) business travel accident insurance.

All outside Directors are protected by a non-contributory group life insurance policy with coverage of $100,000. The coverage begins the day the Director is elected to the Board of Directors and terminates when the Director ceases to be an outside Director. A Summary Plan Description (SPD) can be provided to the Director. The beneficiary of the insurance will be the beneficiary recorded on a beneficiary designation provided by the Company. The group life insurance policy is considered taxable compensation under current tax laws. Consequently, the Company will provide each Director annually on Form 1099 the amount of taxable income related to this coverage.

Hedging Stock Ownership

Directors are not permitted to hedge their ownership of Company common stock. Hedging strategies include but are not limited to zero-cost collars, equity swaps, straddles, prepaid variable forward contracts, security futures contracts, exchange funds, forward sale contracts and other financial transactions that allow the Director to benefit from devaluation of the Company's stock. Hedging strategies may allow Directors to own stock technically but without the full benefits and risks of such ownership. Therefore, Directors are prohibited from engaging in any such transactions.

Policy Regarding Margin Accounts and Pledging of Company Stock

Effective December 21, 2012, Directors and related persons are prohibited from holding Company common stock in a margin account or pledging Company securities as collateral for a loan, with certain exceptions. Company common stock may be held in a margin brokerage account only if the stock is explicitly excluded from any margin, pledge or security provisions of the customer agreement. Company common stock may be held in a cash account, which is a brokerage account that does not allow any extension of credit on securities. “Related person” means a Director’s spouse, minor child and any person (other than a tenant or domestic employee) sharing the household of a Director, as well as any entities over which a Director exercises control.

Code Section 409A

To the extent any reimbursements or in-kind benefits provided to a Director pursuant to this policy constitute “deferred compensation” under Internal Revenue Code Section 409A, any such reimbursement or in-kind benefit shall be paid in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv), including the requirements that the amount of reimbursable expenses or in-kind benefits provided during a year may not affect the expenses eligible for reimbursement or in-kind benefits provided in any other year and that any reimbursement be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

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Adopted and effective August 3, 1989
Amended February 13, 1992, and effective January 1, 1992
Amended May 7, 1992
Amended May 6, 1993, and effective June 1, 1993
Amended November 3, 1994, and effective January 1, 1995, as to the Chairman of the Board Amended May 11, 1995, and effective April 25, 1995
Amended August 17, 1995, and effective October 13, 1995, as to the three-for-two stock split Amended May 16, 1996, and effective June 1, 1996, as to the Board and Committee meeting fees
Amended by the Board of Directors May 14, 1998, and effective June 1, 1998, as to the Directors travel expense reimbursement and annual retainer fees for Committee Chairmen
Amended by the Board of Directors May 14, 1998, and effective July 13, 1998, as to the three-for-two stock split Amended by the Board of Directors May 11, 2000
Amended by the Board of Directors May 17, 2001, and effective January 1, 2001
Amended by the Board of Directors August 16, 2001, as to Directors’ liability insurance coverage Amended by the Board of Directors May 15, 2003, as to Directors Stock payment and Committee fee Amended by the Board of Directors August 13, 2003, and effective October 29, 2003, as to the three-for-two stock split
Amended by the Board of Directors May 12, 2005, as to the Audit Committee Chairman retainer
Amended by the Board of Directors May 11, 2006, effective June 1, 2006, as to annual retainers, travel expense reimbursement and insurance coverages and effective July 26, 2006 as to the three-for-two stock split
Amended by the Board of Directors February 15, 2007, as to Hedging Stock Ownership
Amended by the Board of Directors May 15, 2008, for Internal Revenue Code Section 409A revisions and to reflect changes in insurance benefits
Amended by the Board of Directors May 14, 2009 (1) effective June 1, 2009, to increase annual cash retainers and delete meeting fees and (2) effective January 1, 2009, to provide that the Non-Executive Chairman of the Board's additional retainer is payable solely in cash
Amended by the Board of Directors August 12, 2010, to reflect changes to insurance coverage and, effective January 1, 2011, to provide for prorated annual stock awards to be made each November
Amended by the Board of Directors May 12, 2011 (1) effective June 1, 2011, to increase Committee Chairs’ additional retainers by $5,000 per year and (2) effective for 2011, to grant shares equal in value to
$110,000 instead of a fixed number of shares
Amended by the Board of Directors November 15, 2012, effective December 21, 2012, as to Margin Accounts and Pledging of Company Stock
Amended by the Board of Directors February 14, 2013, effective December 21, 2012, to reflect changes to the Policy Regarding Margin Accounts and Pledging of Company Stock
Amended by the Board of Directors May 16, 2013, to increase the Chairman of the Board’s additional retainer by $15,000 per year, effective June 1, 2013
Amended by the Board of Directors May 15, 2014, effective June 1, 2014, to increase Directors base retainer by
$10,000 per year
Amended by the Board of Directors May 10, 2017, to include reference to the Non-Employee Director Long- Term Incentive Compensation Plan, to remove language relating to Lead Director retainer, and to increase the Chair of the Board’s Common Stock Payment by $35,000, and effective June 1, 2017, to increase Directors base retainer by $5,000 per year
Amended by the Board of Directors November 16, 2017, to specify that stock awards will be made under the Non-Employee Director Long-Term Incentive Compensation Plan after termination of the Non-Employee Director Stock Compensation Plan, and to reflect changes and clarifications regarding an election to purchase additional shares of Company stock in-lieu of cash compensation
Amended by the Board of Directors November 15, 2018, to provide for the additional stock payments in lieu of cash retainers to be made on a quarterly basis on the last business day of March, June, September, and December, which is consistent with the dates for crediting of Investment Units for deferred cash retainers under the Deferred Compensation Plan for Directors. Also, reference to the Non-Employee Director Stock Compensation Plan on page 1 of the Policy is removed since those shares have been depleted and that plan is terminated.

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Amended by the Board of Directors May 8, 2019, to reflect increases to Director’s base retainer, committee chair retainers and stock-based compensation and to add committee chair fees for the Environmental and
Sustainability Committee. Increased Director General Liability, Auto Liability and Director/Officer Liability coverage.
Amended by the Board of Directors May 12, 2021, to reflect changes to Director’s and Non-Executive Chair retainers and equity award. Also reflects simplification and changes to align with Bylaws in the Director Liability and Insurance Coverages sections.
Amended by the Board of Directors May 11, 2022, to reflect changes to Director’s and Non-Executive Chair retainers and equity award.
Amended by the Board of Directors May 10, 2023, to reflect changes to the Non-Executive Chair compensation in the event of concurrent service as a Committee Chair.
Amended by the Board of Directors May 15, 2024 to reflect changes to the Non-Executive Chair additional cash retainer.

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